UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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FOR IMMEDIATE RELEASE

TARGET CORPORATION ISSUES OPEN LETTER TO SHAREHOLDERS

MINNEAPOLIS, May 19, 2009 — Target Corporation (NYSE:TGT) announced today that it has issued an open letter to shareholders in connection with the Company’s 2009 Annual Meeting of Shareholders to be held on May 28, 2009.

Following is the text of the letter from Gregg Steinhafel, Target’s Chairman, President and Chief Executive Officer, speaking on behalf of Target’s Board:

May 19, 2009

Dear Fellow Shareholder:

As Target’s Annual Meeting on May 28, 2009 approaches, Pershing Square is now taking the unusual position that it is supportive of Target’s management, but that the Board that selected Target’s management team and established and oversees the company’s strategy is flawed and needs change.

Target has a long-term and well-established track record of delivering profitable growth and strong returns to its shareholders.  Your company is recognized as a best-in-class retailer, with a strong balance sheet and numerous devoted and talented team members.  Time and again Target has taken thoughtful and decisive action to evolve and remain relevant in a changing environment.

We believe the Target Board consists of some of the most notable leaders in the business community with reputations for good judgment, integrity and financial and operational acumen.  Target’s Board includes a diverse group of leaders, including six new members since 2002, who have been selected in a careful process designed to support the long-term growth of the company.

Any attempt to try to separate the Target Board from the continuing success of Target is simply not credible.  We believe that Target’s Board has provided Target with the framework for its success — both past and future.

It is not surprising that, given what we believe is a general lack of support for Pershing Square’s financial engineering, Pershing Square is now focusing on other arguments.  We believe that the facts clearly speak for themselves regarding the relative merits of the director candidates on the respective slates, notwithstanding Pershing Square’s attempt to find “holes” in the Target Board.  This Board, together with management, is a team that has helped create one of the most outstanding companies in America, which is delivering even in this economic environment.  In fact, we believe that Mr. Ackman shared this view, until the Board rejected his REIT proposal.

You have the opportunity to support the Target team that has delivered for shareholders by voting now for Target’s independent nominees by signing, dating, and returning the WHITE proxy card in the postage paid envelope provided or by voting by telephone or Internet using the instructions provided on the WHITE card.  Please discard any gold proxy cards you receive from Pershing Square and vote the WHITE proxy card today.

If you have any questions, please contact MacKenzie Partners, Inc. or Georgeson, which are assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 866-295-8105.

On behalf of Target’s Board of Directors, thank you for your continued support and interest in Target.

Sincerely,

/s/ Gregg Steinhafel

Gregg Steinhafel
Chairman, President and Chief Executive Officer

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449

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